UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 SIBERIAN ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

NEVADA	52-2207080
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Madison Ave, 6th Floor, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-118902 (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 Par Value Per Share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Holders of shares of common stock, $0.001 par value per share, of Siberian Energy Group Inc. (the “Company,” “we,” and “us”) are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of common stock are entitled to share pro rata in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefore.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
3.1 (1)	Original Articles of Incorporation of the Company then called "Advanced Rehab Technology Corporation."

3.2 (2)	Certificate of Amendment to the Company's Articles of Incorporation filed March 9, 2001, changing the Company's name to "Talking Cards, Inc."

3.3 (2)	Certificate of Amendment to the Company's Articles of Incorporation filed February 12, 2002, changing the Company's name to "Osterking Incorporated."

3.4 (2)	Certificate of Amendment to the Company's Articles of Incorporation filed December 3, 2002, changing the Company's name to "17388 Corporation Inc."

3.5 (2)	Certificate of Amendment to the Company's Articles of Incorporation filed May 5, 2003, changing the Company's name to "Trans Energy Group Inc."

3.6 (2)	Certificate of Amendment to the Company's Articles of Incorporation filed December 3, 2003, changing the Company's name to "Siberian Energy Group Inc."

3.7 (2)
Certificate of Amendment to the Company's Articles of Incorporation filed April 25, 2005, affecting a 1:2 reverse stock split, re-authorizing 100,000,000 shares of common stock, par value $0.001 per share, and authorizing 10,000,000 shares of preferred stock, par value $0.001 par value per share

3.8 (1)	Bylaws

3.9(3)	Amended and Restated Bylaws

(1) Filed as Exhibits to our Form SB-2 Registration Statement filed with the Commission on September 10, 2004, and incorporated herein by reference.

(2) Filed as Exhibits 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, respectively, to the Company's Form 8-K filed with the Commission on May 2, 2005, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Form 10-KSB, filed with the Commission on April 2, 2007, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Siberian Energy Group Inc.

By: /s/ David Zaikin
David Zaikin
Chief Executive Officer
August 18, 2009